Exhibit 10.2
SECURED PROMISSORY NOTE

$650,000.00	Columbia, South Carolina
January 18, 2008

FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of VersusLaw, Inc. ("Payee"), the principal sum of Six Hundred Fifty Thousand Dollars ($650,000.00), all as hereinafter provided and upon the following agreements, terms and conditions:

Payment. Maker shall pay all principal outstanding under this Secured Note on or before the 18th day of February 2008 (the "Maturity Date"), at which time all sums then owing hereon or evidenced hereby, if not sooner paid, shall be due and payable in full. All payments shall be payable in lawful money of the United States of America which shall be the legal tender for public and private debts at the time of payment. All payments shall be made to the holder hereof at 8383 158th Ave NE, Suite 250, Redmond, WA 98052, or at such other place as the holder hereof may specify in writing from time to time. Whenever any payment to be made hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of the payment of interest. The term "business day" as used herein shall mean any day other than a Saturday, Sunday or a public holiday or the equivalent for banks generally under the laws of the State of Washington.

Definitions. All terms used herein that are identified in the State of Washington Uniform Commercial Code (the "Code") shall have the same meaning herein unless otherwise indicated.

Default Interest. All sums which are and which may become owing hereon and not paid by Maker at the Maturity Date shall bear interest from time to time, from the Maturity Date until paid, at the rate of eighteen percent (18%) per annum (the "Default Rate").

Prepayment. Maker may at any time prepay the unpaid principal balance hereof.

Security Agreement. As security for the payment of the obligations under this Secured Note, including the costs and expenses of enforcement and collection as described below, Maker hereby grants to Payee, a security interest in all of Debtor’s right, title and interest in and to the following property (the “Collateral”), whether now owned or at any time hereafter acquired by Maker: all of Maker’s Accounts Receivables and all proceeds and products of any and all of the foregoing, including all cash and non-cash proceeds thereof. This Secured Note and the sums evidenced hereby are secured by the Collateral.

In the event of a default hereunder, Payee shall have all remedies provided by law; and without limiting the generality of the foregoing, shall be entitled as follows: (a) Maker agrees to put Payee in possession of the Collateral on demand; (b) Maker agrees that a period of five (5)

days from the time notice is sent, by first class mail or otherwise, shall be a reasonable period of notification of a sale or other disposition of the Collateral; (c) Maker agrees that any notice or any other communication by Payee to Maker shall be sent to the mailing address of Maker stated in the License Agreement; (d) Maker agrees to pay on demand the amount of all expenses reasonably incurred by Maker in protecting or realizing on the Collateral. In the event that this Secured Note or any obligation secured by it is referred to an attorney for collection of amounts due under the Secured Note, protecting or defending the priority of Payee’s interest or for collection or realization procedures, Maker agrees to pay a reasonable and actually incurred attorney’s fee, including fees incurred in both trial and appellate courts, or fees incurred without suit, and expenses of title search and all court costs and costs of public officials. The sums agreed to be paid in this subparagraph shall be secured hereby. If Payee disposes of the Collateral, Debtor agrees to pay any deficiency remaining after application of the net proceeds to any indebtedness secured hereby.

Maker agrees that from time to time at its expense, Maker will execute and deliver all further instruments and take all further action as may be requested by Payee and are otherwise commercially reasonable to perfect and protect any security interest granted hereby or enable Payee to exercise its rights and remedies hereunder with respect to any of the Collateral. Without limiting the generality of the foregoing, Maker irrevocably authorizes Payee at any time and from time to time to execute on behalf of Maker as debtor and to file such financing statements as Payee in its sole discretion deems necessary or desirable to perfect and maintain the perfection of Payee’s security interest in the Collateral.

Default; Attorneys’ Fees and Other Costs and Expenses. In the event of any default, at the option of the holder hereof, all sums owing and to become owing hereon shall become immediately due and payable and shall bear interest thereafter at the Default Rate. A "default" shall mean: (i) any failure to pay any sum owing under this Secured Note when due; or (ii) the failure to perform or comply with any of the agreements, terms and conditions of this Secured Note. Any judgment recovered by the holder hereon shall bear interest at the Default Rate, not to exceed, however, the highest rate then permitted by applicable law on such judgment. Maker agrees that the venue of any action hereon may be laid in King County, State of Washington, at the option of the holder hereof.

No Waiver. Acceptance by the holder of partial or delinquent payments or the failure of the holder to exercise any right hereunder shall not waive any obligation of Maker or right of the holder, or modify this Secured Note, or waive any other similar default.

Applicable Law. This Secured Note shall be governed by, and construed in accordance with, the laws of the State of Washington.

Termination of Security Interest. Payee hereby agrees that it shall cooperate to the extent necessary to cause the termination and release of Payee’s security interest and any and all financing statements or other filings made of public record upon and coincident with Maker’s satisfaction of its payment obligations under this Secured Note.

Counterparts. This Secured Note may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts together constitute but one and the same instrument.

COLLEXIS HOLDINGS, INC.

By:	/s/ William D. Kirkland
William D. Kirkland President & CEO

ACCEPTED AND AGREED

For and on behalf of VersusLaw, I hereby agree to
the terms of this Secured Note this 18th day of January 2008.

By:	/s/ Joseph Acton
Joseph Acton
President & CEO